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                                   Exhibit A

CONTACT:

     James A. Grasso
     Vice President, Public & Government Affairs
     401-272-5040, Ext. 2340


FOR IMMEDIATE RELEASE


                      PROVIDENCE ENERGY ANNOUNCES CHANGES
                  IN ITS NEW ENGLAND ENERGY MARKETING BUSINESS

PROVIDENCE, R.I., MAY 22, 1998: Providence Energy Corporation (NYSE-PVY) today announced changes to better position the company for growth in the evolving New England energy marketplace.

     ProvEnergy and Southern Energy, Inc. have mutually agreed to end their joint efforts to develop a New England retail business. Under these joint efforts, ProvEnergy Services was doing business as Providence-Southern. ProvEnergy will continue to use its wholly-owned retail energy marketing company, ProvEnergy Services, as the vehicle to grow its natural gas and electricity business to retail accounts in New England.

     To strengthen its position in the evolving energy market, ProvEnergy is negotiating with Duke Energy Trading and Marketing, L.L.C. for Duke Energy to provide wholesale natural gas and electricity to support ProvEnergy Services' retail marketing efforts. ProvEnergy has already begun buying natural gas from Duke Energy for new retail business.

     Today's announcement represents the continuing implementation of ProvEnergy's corporate strategy. By integrating wholly-owned ProvEnergy Services with its oil companies, ProvEnergy will be better able to provide natural gas, oil, electricity, and equipment service to New England business and residential customers. ProvEnergy has recently acquired two retail heating oil companies and is actively pursuing additional retail heating oil company acquisitions in New England.
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     "Our strategy will combine the regional presence of ProvEnergy with wholesale expertise to deliver cost savings, solid reliability, and great customer service to New England customers," said James H. Dodge, Chairman, President & CEO. "ProvEnergy can now provide diversified energy services as one company with a breadth of retail energy skills," said Dodge.

     Providence Energy is a distributor and marketer of natural gas, heating oil, and petroleum products as well as a marketer of electricity and energy services. Providence Energy's goal is to provide complete and competitive energy, home, and business services to customers throughout New England. Its principal subsidiaries include ProvGas, ProvEnergy Services, Super Service Oil, North Attleboro Gas, and Mohawk Oil.